ANDREW N. BERNSTEIN, P.C.
ATTORNEY AT LAW
5445 DTC PARKWAY, SUITE 520
GREENWOOD VILLAGE, COLORADO 80111
TELEPHONE (303) 770-7131
FACSIMILE (303) 770-7332
E-MAIL: anbpc@attglobal.net

Exhibit 5.1

September 22, 2004

LJ International Inc.
Unit #12, 12/F, Block A
Focal Industrial Centre
21 Man Lok Street
Hung Hom, Kowloon, Hong Kong

Re:	LJ International Inc.
Registration Statement on Form F-3
File No. 333-

Gentlemen:

We have acted as U.S. securities counsel to LJ International Inc., a company duly incorporated and validly existing under the laws of the British Virgin Islands (the “Company”), in connection with the preparation of the above-referenced Registration Statement on Form F-3 (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about September 22, 2004. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of up to 2,098,303 shares of Common Stock, $0.01 par value (the “Shares”), to be sold on behalf of the Selling Shareholders. Capitalized terms used herein and not otherwise defined have the meanings given to them in the Registration Statement.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Restated Memorandum of Association and Articles of Association and the Bylaws of the Company, (ii) certain resolutions of the Board of Directors of the Company relating to the registration of the Shares, (iii) the Registration Statement, and (iv) such other documents as we have deemed necessary or appropriate as bases for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such

LJ International Inc.
September 22, 2004

latter documents. As to any matters material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Members of our firm are admitted to the practice of law in the State of Colorado, and we express no opinion as to the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the Shares registered pursuant to the Registration Statement, when sold, issued and delivered in the manner and upon receipt of the consideration therefor described in the Stock Purchase Warrant, will be validly issued, fully paid and nonassessable under British Virgin Island law.

This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ ANDREW N. BERNSTEIN, P.C.

Andrew N. Bernstein, P.C.

ANB/prr